Exhibit 99.1

3595 John Hopkins Court, San Diego, CA 92121 Telephone: 858 202 9000 Fax: 858 202 9001

Company Contact:	Investor Relations Contact
Paul Hawran	Lippert/Heilshorn & Associates
Chief Financial Officer	Zachary Bryant (zbryant@lhai.com)
(858) 202-9000	Jody Cain (jcain@lhai.com)
(310) 691-7100

SEQUENOM TO RAISE $20 MILLION IN REGISTERED DIRECT OFFERING PRICED AT A PREMIUM TO MARKET

SAN DIEGO, April 25, 2007 – Sequenom, Inc. (NASDAQ: SQNM) today announced that it has obtained commitments from several new and existing unaffiliated institutional investors to purchase $20.0 million of its common stock. Under the terms of the transaction, Sequenom intends to sell 6,666,666 shares at $3.00 per share representing a premium to the last sale price on April 24, 2007 of $2.99. The transaction is subject to certain customary closing conditions and is expected to close on or about April 27, 2006. The aggregate gross proceeds of the offering are expected to be approximately $20 million and aggregate net proceeds, after deducting the placement agents’ fee and estimated offering expenses payable by Sequenom, are expected to be approximately $18.4 million.

Lehman Brothers Inc. served as lead placement agent, and Rodman & Renshaw, LLC served as the co-placement agent.

All of the shares of common stock are being offered by Sequenom pursuant to a registration statement relating to these securities that was filed with and has been declared effective by the U.S. Securities and Exchange Commission. The offering and sale of these securities may be made only by means of the prospectus supplement and accompanying prospectus. Copies of the final prospectus supplement and accompanying prospectus can be obtained from Lehman Brothers Inc., 745 Seventh Avenue, New York, New York 10019.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Sequenom

Sequenom is committed to providing the best genetic analysis products that translate genomic science into superior solutions for biomedical research, livestock and agricultural applications, molecular medicine, and non-invasive prenatal testing. Sequenom’s proprietary MassARRAY® system is a high-performance nucleic acid analysis platform that efficiently and precisely measures the amount of genetic target material and variations therein. The system is able to deliver reliable and specific data from complex biological samples and from genetic target material that is only available in trace amounts. Sequenom has exclusively licensed intellectual property rights for the development and commercialization of non-invasive prenatal genetic tests for use with the MassARRAY® system and other platforms. Sequenom® and MassARRAY® are trademarks of Sequenom, Inc.

This press release contains forward-looking statements subject to risks and uncertainties that may cause actual results to differ materially from those anticipated, including whether the offering will close as expected on April 27, 2007, if at all, any unanticipated costs and expenses related to the offering, and other risks detailed from time to time in Sequenom’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006, and other documents subsequently filed with or furnished to the Commission. These forward-looking statements are based on current information that is likely to change and speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Sequenom undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.